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                     March 17, 2022

       Robert A. Kotick
       Chief Executive Officer
       Activision Blizzard, Inc.
       3100 Ocean Park Boulevard
       Santa Monica, California 90405

                                                        Re: Activision
Blizzard, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 18,
2022
                                                            File No. 001-15839

       Dear Mr. Kotick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Sonia K. Nijjar, Esq.